Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

•Full year new awards of $19.5 billion; 87% reimbursable
•Increased backlog by over 10% each of the past two years to $29.4 billion; 76% reimbursable
•Prospect pipeline 15x ending backlog with opportunities across all three segments
•Revamped capital structure lowers interest expense while supporting future growth
•Anticipate improved cash flow conversion in 2024

IRVING, TX (February 20, 2024) - Fluor Corporation (NYSE: FLR) announced financial results for its year ended December 31, 2023. Revenue for 2023 was $15.5 billion and net income attributable to Fluor was $139 million, or $0.54 per diluted share. Consolidated segment profit1 for the year was $537 million compared to $427 million in 2022. Including the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted EBITDA1 of $613 million and adjusted diluted earnings per share1 of $2.73 for 2023.

“In 2023, we not only reached but surpassed a critical inflection point on our journey to solidifying our position as a technical solutions leader in the global engineering and construction industry,” said David Constable, chairman and chief executive officer of Fluor. "We are advancing with purpose, bolstered by our dedicated teams, robust end markets, strong client relationships, and a resilient capital structure. This positions us to deliver substantial shareholder value for years to come."

Full year new awards were $19.5 billion compared to $19.8 billion a year ago. Ending backlog for 2023 was $29.4 billion compared to $26.0 billion in the prior year. General and administrative expenses for 2023 were $232 million compared to $237 million a year ago. Fluor’s cash and marketable securities at the end of the year were $2.5 billion, not including $118 million in cash and marketable securities held by NuScale.

[1] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

Fourth Quarter Results

Fourth quarter 2023 results include a net loss attributable to Fluor of $21 million, or ($0.12) per diluted share, compared to net earnings attributable to Fluor of $9 million, or ($0.01) per diluted share in the fourth quarter of 2022. Results for the fourth quarter of 2023 include a settlement of claims on a legacy infrastructure project offset by cost growth and schedule extension on a large upstream legacy project that is scheduled to complete in the first quarter of 2024. Results also include a $93 million loss on sale related to the Stork business in Latin America.

Revenue for the quarter was $3.8 billion compared to $3.7 billion a year ago. Consolidated segment profit for the fourth quarter of 2023 totaled $85 million compared to $174 million a year ago. G&A expenses in the fourth quarter were $55 million, compared to $89 million a year ago. New awards for the quarter were $7.6 billion compared to $4.6 billion in 2022.

Including the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted EBITDA of $145 million and adjusted EPS of $0.68 for the fourth quarter of 2023.

Outlook

We are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

The company continues to be well served by the strategic priorities set in 2021. Based on the volume of new awards received over the past two years, early achievement of our 75% reimbursable backlog target, and our robust and diverse prospect pipeline, the company is establishing an adjusted EBITDA guidance for 2024 of $600 to $700 million and adjusted EPS of $2.50 to $3.00 per share.

The company is also reaffirming its 2026 adjusted EBITDA guidance of $800 to $950 million.

Adjusted EPS and adjusted EBITDA guidance include items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Energy Solutions reported a profit of $381 million in 2023 compared to $301 million in 2022. Segment profit improved significantly primarily due to initial recognition of inflation-adjusted variable consideration on certain downstream projects and due to increased execution activities on those same projects as well as construction activities on a large LNG project. This was partially offset by charges totaling $91 million for cost growth and schedule extension on a large upstream legacy project that is scheduled to be completed in Q1 2024. Revenue for 2023 was $6.3 billion, up from $5.9 billion in the previous year. Revenue in 2023 increased due to the ramp up of execution activities on our refinery projects in Mexico, chemicals projects in China, and mid-scale LNG projects. Full year new awards in 2023 totaled $6.9 billion, compared to $6.5 billion in 2022, and included a multi-billion-dollar reimbursable EPCM contract for the Dow net-zero ethylene cracker and derivatives project in Canada as well as a chemicals project in Poland. Ending backlog was $9.7 billion compared to $9.1 billion a year ago.

Urban Solutions reported a profit of $268 million in 2023 compared to $17 million in 2022. Segment profit improved as a result of a settlement on a legacy infrastructure project and a discretionary fee award on a large mining project that was completed in 2023. Full year revenue for the segment increased to $5.3 billion compared to $4.4 billion a year ago due to the ramp up of execution activities on several recently awarded projects including a large metals project in the U.S., two life sciences projects and a semiconductor project. New awards for 2023 improved to $10.1 billion, compared to $6.9 billion in 2022, primarily from awards for a large mining project, a metals project and a life sciences project. Ending backlog was $14.8 billion compared to $10.3 billion a year ago.

Mission Solutions reported a profit of $116 million in 2023 compared to $136 million a year ago. The decline in segment profit was substantially driven by a $30 million charge recognized in the first half of 2023 for cost growth associated with additional schedule delays on a weapons facility project expected to complete in mid-2024. Full year revenue for the segment of $2.7 billion compares to $2.3 billion a year ago. Revenue increased in 2023 due to increased execution activities on multiple DOE and Defense contracts, and FEMA hurricane support. Full year new awards in 2023 were $1.1 billion, compared to $5.3 billion in 2022. New awards decreased during 2023 due to a large award booked in the prior year for a 4-year contract extension on the DOE Savannah River Site. Ending backlog was $3.9 billion compared to $5.7 billion a year ago.

The Other segment, which includes NuScale, Stork and the now divested AMECO business, reported a full year loss of $228 million compared to a loss of $27 million a year ago. Full year revenue was $1.3 billion in 2023 and $1.2 billion in 2022. Results for the year reflect losses on the sales of our AMECO South America business and Stork business in Latin America.

Conference Call

Fluor will host a conference call at 9:30 a.m. Eastern Time on Tuesday, February 20, which will be webcast live and can be accessed at investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our remaining Stork and AMECO equipment businesses that are no longer classified as discontinued operations but that continue to be marketed for sale or that have been sold. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average diluted shares outstanding. Adjusted weighted average diluted shares outstanding assumes the conversion of our convertible preferred stock. Adjusted EBITDA is defined as net earnings from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 30,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 303 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on Facebook, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 20, 2024. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)(1) (2)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2023		2022		2023		2022
Revenue
Energy Solutions	$1,422		$1,775		$6,307		$5,872
Urban Solutions	1,420		1,093		5,262		4,373
Mission Solutions	646		509		2,655		2,289
Other	332		332		1,250		1,210
Total revenue	$3,820		$3,709		$15,474		$13,744

Segment profit (loss) $ and margin %
Energy Solutions	26	1.8%	124	7.0%	381	6.0%	301	5.1%
Urban Solutions	147	10.4%	38	3.5%	268	5.1%	17	0.4%
Mission Solutions	31	4.8%	20	3.9%	116	4.4%	136	5.9%
Other	(119)	NM	(8)	NM	(228)	NM	(27)	NM
Total segment profit $ and margin %	$85	2.2%	$174	4.7%	$537	3.5%	$427	3.1%

G&A	(55)		(89)		(232)		(237)
Impairment	—		(40)		—		24
Gain (loss) on pension settlement	—		42		—		42
Foreign currency gain (loss)	(36)		(27)		(98)		25
Interest income (expense), net	49		31		168		35
Earnings (loss) attributable to NCI	(19)		(41)		(60)		(72)
Earnings before taxes	24		50		315		244
Income tax expense	(64)		(82)		(236)		(171)
Net earnings (loss)	$(40)		$(32)		$79		$73
Less: Net earnings (loss) attributable to NCI	(19)		(41)		(60)		(72)
Net earnings attributable to Fluor	$(21)		$9		$139		$145

New awards
Energy Solutions	$2,153		$916		$6,871		$6,512
Urban Solutions	5,052		3,351		10,141		6,900
Mission Solutions	40		36		1,055		5,347
Other	363		294		1,461		1,056
Total new awards	$7,608		$4,597		$19,528		$19,815

New awards related to projects located outside of the U.S.					76%		46%

Backlog (in millions)	December 31, 2023	December 31, 2022
Energy Solutions	$9,722	$9,134
Urban Solutions	14,848	10,270
Mission Solutions	3,945	5,666
Other	926	979
Total backlog	$29,441	$26,049

Backlog related to projects located outside of the U.S.	62%	49%
Backlog related to reimbursable projects	76%	63%
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.
(2) Please see page 1 of the 2023 10-K for the definitions and abbreviations set forth below apply to the indicated terms used throughout this filing.

SUMMARY OF CASH FLOW INFORMATION

	Year Ended December 31,
(in millions)	2023	2022
OPERATING CASH FLOW	$212	$31

INVESTING CASH FLOW
Proceeds from sales and maturities (purchases) of marketable securities	(141)	(64)
Capital expenditures	(106)	(75)
Proceeds from sales of assets (net of cash divested)	(5)	95
Investments in partnerships and joint ventures	(33)	(53)
Other	8	19
Investing cash flow	(277)	(78)

FINANCING CASH FLOW
Proceeds from issuance of 2029 Notes, net of issuance costs	560	—
Capped call transactions related to 2029 Notes	(73)	—
Purchases and retirement of debt	(249)	(41)
Proceeds from NuScale de-SPAC transaction	—	341
Proceeds from sale of NuScale interest	—	107
Dividends paid on CPS	(29)	(39)
Make-whole payment on conversion of CPS	(27)	—
Distributions paid to NCI	(53)	(60)
Capital contributions by NCI	10	21
Other	(12)	(14)
Financing cash flow	127	315

Effect of exchange rate changes on cash	18	(38)
Increase in cash and cash equivalents	80	230
Cash and cash equivalents at beginning of year	2,439	2,209
Cash and cash equivalents at end of year	$2,519	$2,439

Cash paid during the year for:
Interest	$53	$54
Income taxes (net of refunds)	169	99
Noncash investing and financing activities:
Marketable securities transferred to trustee to discharge the 2024 Notes	$262	$—
Debt assumed by buyer of Stork Latin America	19	—

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Net earnings (loss) attributable to Fluor	$(21)	$9	$139	$145
Less: Dividends on CPS	—	10	29	39
Less: Make-whole payment on conversion of CPS	—	—	27	—
Net earnings (loss) available to Fluor common stockholders	(21)	(1)	83	106
Exclude: Stork and AMECO businesses marketed for sale	88	(18)	133	(39)
Exclude: Tax expense on Stork and AMECO	5	3	8	1
Net earnings (loss) from core operations*	$72	$(16)	$224	$68
Adjustments:
Dividends on CPS	$—	$10	$29	$39
Make-whole payment on conversion of CPS	—	—	27	—
NuScale loss	32	28	94	72
(Gain) loss on embedded derivatives	(6)	3	17	3
Tax expense (benefit) on embedded derivatives	2	(1)	(5)	(1)
Reserve for legacy legal claims	—	—	3	6
Foreign currency (gain) loss	36	27	98	(25)
Tax expense (benefit) on foreign currency gain/loss	(7)	(3)	(20)	1
SEC investigation	(12)	25	—	38
NuScale marketing costs borne by Fluor	—	—	5	—
Impairment	—	43	—	(17)
(Gain) loss on pension settlement	—	(42)	—	(42)
Adjusted net earnings	$117	$74	$472	$141

Diluted EPS available to Fluor common stockholders	$(0.12)	$(0.01)	$0.54	$0.73
Adjusted EPS	$0.68	$0.43	$2.73	$0.82

Weighted average common shares outstanding	170	142	150	142
CPS	—	27	20	27
Assumed issuance of shares under equity awards	3	3	3	3
Adjusted weighted average diluted shares outstanding	173	172	173	172

*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified as discontinued operations but that continue to be marketed for sale or that have been sold.
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED EBITDA (1)
	Three Months Ended		Year Ended
	December 31,		December 31,

Net earnings (loss) attributable to Fluor	$(21)	$9	$139	$145
Interest (income) expense, net	(49)	(31)	(168)	(35)
Income tax expense	64	82	236	171
Depreciation & amortization	18	18	74	73
EBITDA	$12	$78	$281	$354

Adjustments:
Other: NuScale, Stork and AMECO (earnings) loss	$115	$2	$209	$10
Energy Solutions: (Gain) loss on embedded derivatives	(6)	3	17	3
G&A: NuScale marketing costs borne by Fluor	—	—	5	—
G&A: Reserve for legacy legal claims	—	—	3	6
G&A: Foreign currency (gain)/loss	36	27	98	(25)
G&A: SEC investigation	(12)	25	—	38
Impairment	—	43	—	(17)
Loss on pension settlement	—	(42)	—	(42)
Adjusted EBITDA	$145	$136	$613	$327
(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.